Exhibit 99.2

FOR IMMEDIATE RELEASE

Energy Infrastructure Acquisition Corp.
Receives Non-Compliance Letter From The American Stock Exchange

Wilmington, Delaware, August 20, 2008— Energy Infrastructure Acquisition Corp. (AMEX:EII) (“Energy Infrastructure” or the “Company”) today announced that it had received a letter on August 19, 2008 regarding non-compliance with certain provisions of the American Stock Exchange (“Amex”) Company Guide.

On August 19, 2008, the Company received a letter from the American Stock Exchange regarding the Company’s non-compliance with Sections 134 and 1101 of the Amex Company Guide due to the Company’s delay in filing its Form 10-Q for the quarter ended June 30, 2008. Additionally, as a result of the resignation of Mr. Peter Blumen, who was a member of the Company’s Board of Directors as well as the Company’s three person audit committee, the letter from the Amex also discussed the Company’s non-compliance with Sections 802(a) and 803B(2)(a) of the Amex Company Guide, which requires the Registrant to have a majority of independent directors on its Board of Directors as well as an audit committee comprised of three independent directors.

The Company has until September 2, 2008 to submit a plan advising the Amex of the actions it has taken, or will take, that would bring the Company into compliance with section 134 and 1101 of the Amex Company Guide by no later than November 17, 2008. The Company is currently in the process of completing its review of its financial statements for the period ended June 30, 2008 and expects to complete such review and file its quarterly report on Form 10-Q as soon as practicable. Additionally, the Company has until the earlier of its next annual shareholders’ meeting or July 20, 2009 to regain compliance and appoint an independent director to serve on its board and audit committee.

About Energy Infrastructure

Energy Infrastructure is a blank check company that was formed for the specific purpose of consummating a business combination. Energy Infrastructure raised net proceeds of approximately $209.3 million, after partial exercise of the underwriter’s over-allotment option, through its initial public offering consummated in July 2006.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements in this press release include matters that involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially from results expressed or implied by this press release. The words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “will,” “project,” “forecast,” “outlook” and similar expressions identify some, but not all, of these forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

Contact:
Energy Infrastructure Acquisition Corp.
1105 North Market Street, Suite 1300
Wilmington, Delaware 19801

Investor Relations / Financial Media:
Nicolas Bornozis
President
Capital Link, Inc.
230 Park Avenue, Suite 1536
New York, NY 10169
Tel: +1 212 661 7566
Email: nbornozis@capitallink.com
www.capitallink.com
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